NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215

SUPPLEMENTAL OPTION TO THE INDIVIDUAL SINGLE PURCHASE PAYMENT IMMEDIATE FIXED INCOME ANNUITY

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the date it is elected.

Nationwide will not start any payments under the Contract until and unless either of the triggering events, found in the Annuity Phase section of this Option, occur.

This option and Contract to which it is attached work together in two phases: an “Account Phase” and an “Annuity Phase.” This option contains the terms and conditions of the Account Phase. The Contract contains the terms and conditions of the Annuity Phase, except as stated in the option.

To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract.  Non-defined terms shall have the meaning given to them in the Contract.

Guarantees of the Supplemental Option

Subject to the terms and conditions set forth in this supplemental option, Nationwide guarantees that it will provide Annuity Payments for the life of the Annuitant and Co-Annuitant, if any, in accordance with the Contract by multiplying the Guaranteed Lifetime Withdrawal Base by the Guaranteed Lifetime Withdrawal Percentage to determine the amount of the Annuity Payments.

Eligibility to Purchase Option

This supplemental option is only offered to investors who have their investments managed by the Asset Management Company.  The Contract Owner, Joint Owner, if any, Annuitant or Co-Annuitant, if any, must be the maximum issue age of 85 or younger.

During the Account Phase, the assets covered by this option are held in an advisory account (“Account”) managed by the Asset Management Company. The assets must be held in an Eligible Portfolio listed on the supplemental option data page.  Once the Contract Owner has chosen an Eligible Portfolio, theContract Owner must remain invested in that same Eligible Portfolio until and unless the Minimum Account Value has been reached before the Withdrawal Start Date. There must be at least the Eligible Account Value in the Account in order to purchase the supplemental option and Contract.  The Contract Owner must execute an agreement with the Asset Management Company that provides for the deduction and remittance of the Fee to Nationwide.

Fee

Nationwide will deduct an annual charge of up to 2.00% of the current value of the Guaranteed Withdrawal Benefit Base.  The fee will be taken on a quarterly basis.  A prorated fee for any partially completed quarter will be refunded upon full termination of the Contract.

The fee will be assessed as long as the conditions in this option remain in-force or until the Annuity Phase begins..  The Fee is shown on the supplemental option data page.

Definitions

The following definitions are added to the Contract:

Account – The assets the Contract Owner owns which are managed by the Asset Management Company and invested in accordance with this option.

Account Phase – Assets are managed by the Asset Management Company.  The obligations of Nationwide and the Contract Owner during the Account Phase are set forth in this option. During the Account Phase no assets are held or managed by Nationwide.

Account Value – The value of the assets in the Account, as determined as of the close of business on a Valuation Date.

Annuity Date– The date on which Nationwide receives the Premium.

Annuity Payments– Guaranteed payments Nationwide makes under the Contract.

Annuity Phase – Triggered by certain events as described in the option. The Account Value is transferred to the Contract and Nationwide begins making Annuity Payments to the Annuitant, and Co-Annuitant, if any.

Asset Management Company – The company who manages the Account and who is named on the supplemental option data page.

Chosen Portfolio – The Eligible Portfolio the Contract Owner elects on the supplemental option application and shown on the supplemental option data page.

Co-Annuitant – The spouse of the Annuitant on whose life guaranteed lifetime withdrawals under the Spousal Continuation Benefit will also apply.  A Co-Annuitant may only be named when the Spousal Continuation Benefit is elected.

Eligible Account Value– The minimum amount required to be in the Chosen Portfolio when this option is purchased.  This amount is shown on the supplemental option data page.

Eligible Portfolio – The investment options available under the option, one of which must be held in the Account.

Guaranteed Lifetime Withdrawal Amount – The amount that can be withdrawn from the Account every year without reducing the Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one year to the next. The initial Guaranteed Lifetime Withdrawal Amount is shown on the supplemental option data page.

Guaranteed Lifetime Withdrawal Base– The amount upon which the Guaranteed Lifetime Withdrawal Amount is calculated.  The Guaranteed Lifetime Withdrawal Base may increase or decrease.  At the time this option is purchased, the Guaranteed Lifetime Withdrawal Base is equal to the Account Value.

Guaranteed Lifetime Withdrawal Percentage – The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount.

Minimum Account Value – The greater of:
1.	the amount determined by the Asset Management Company, as shown on the supplemental option data page; or
2.	the Guaranteed Lifetime Withdrawal Amount.

Minimum Account Portfolio - The Eligible Portfolio available if the Minimum Account Value is reached before the Withdrawal Start Date.

Premium– The amount that is in the Account when the Annuity Phase begins.  This amount is transferred to Nationwide when the Annuity Phase begins and is applied to the Contract.

Option Anniversary– Any anniversary of the date Nationwide issues this option.

Option Year– The one-year period starting on the date Nationwide issues this option.

Spousal Continuation Benefit – An election allowing a spouse to be named as a Co-Annuitant so that the Guaranteed Lifetime Withdrawal Percentage will be paid during the lifetimes of the Annuitant and Co-Annuitant.

Valuation Date – Each day the New York Stock Exchange is open for business. The value of the Account is generally determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days and as conditions warrant.

Withdrawal Start Date – The date the Contract Owner is eligible to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from the Account.  It is shown on the supplemental option data page.

ACCOUNT PHASE

Guaranteed Lifetime Withdrawal Base

The initial Guaranteed Lifetime Withdrawal Base is the Account Value when this option is purchased.  The Guaranteed Lifetime Withdrawal Base can increase or decrease.

Nationwide calculates the annual option Fee based upon the Guaranteed Lifetime Withdrawal Base.  Any increases or decreases to the Guaranteed Lifetime Withdrawal Base will increase or decrease the Fee in the same manner.

Increases to the Guaranteed Lifetime Withdrawal Base

The Guaranteed Lifetime Withdrawal Base can be increased in two ways:

Additional Deposits to the Account

Nationwide will automatically increase the Guaranteed Lifetime Withdrawal Base by the amount of additional deposits the Contract Owner makes to the Account.

Increases in Account Value

If the terms and conditions of the supplemental option have not changed and the Account Value exceeds the Guaranteed Lifetime Withdrawal Base on the Option Anniversary, Nationwide will automatically reset the Guaranteed Lifetime Withdrawal Base.

If the terms and conditions of the supplemental option have changed and the Account Value exceeds the Guaranteed Lifetime Withdrawal Base on the Option Anniversary, then the Contract Owner may elect to reset the Guaranteed Lifetime Withdrawal Base where such election will result in an increase to the Guaranteed Lifetime Withdrawal Base.  If made, such election must be received within 60 days after any Option Anniversary.  Nationwide will provide the Contract Owner with the Account Value and Guaranteed Lifetime Withdrawal Base information and will provide instructions on how to communicate an election to reset the Guaranteed Lifetime Withdrawal Base.  The reset of the Guaranteed Lifetime Withdrawal Base, if elected, will be subject to the current terms and conditions of the option.

If Nationwide does not receive a Contract Owner’s election to reset the Guaranteed Lifetime Withdrawal Base within 60 days after the Option Anniversary, Nationwide will not reset the Guaranteed Lifetime Withdrawal Base.

Nationwide will provide written notice to the Contract Owner of any changes to the supplemental option terms and conditions, which include acceptable investments and allocation of those investments in the Account, any supplemental option charges and Guaranteed Lifetime Withdrawal Percentages.

Decreases to the Guaranteed Lifetime Withdrawal Base

Nationwide will not reduce the Guaranteed Lifetime Withdrawal Base due to market performance.

Nationwide will only reduce the Guaranteed Lifetime Withdrawal Base if the Contract Owner makes either an early withdrawal or an excess withdrawal from the Account.

Early Withdrawal

An early withdrawal is any withdrawal the Contract Owner makes prior to the Withdrawal Start Date.  Nationwide will reduce the Guaranteed Lifetime Withdrawal Base by the greater of (a) or (b), where:

(a)	= the dollar amount of the early withdrawal; and

(b)	= a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the early withdrawal;

B = the Account Value on the date of the early withdrawal; and

C =	the Guaranteed Lifetime Withdrawal Base on the date of the early withdrawal.

Excess Withdrawal

An excess withdrawal is any withdrawal taken after the Withdrawal Start Date that, during any calendar year, exceeds the Guaranteed Lifetime Withdrawal Amount.  Nationwide will reduce the Guaranteed Lifetime Withdrawal Base by the greater of (a) or (b) where:

(a)	= the dollar amount of the excess withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b)	=	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the excess withdrawal;

B =	the Account Value on the date of the excess withdrawal; and

C =	the Guaranteed Lifetime Withdrawal Base on the date of the excess withdrawal.

Withdrawal Exception

Withdrawals up to a certain amount can be deducted from the Account each calendar quarter to pay for advisory and other service fees associated with the

Account without being considered Early Withdrawals/Excess Withdrawals, as applicable (“Withdrawal Exception”).  Currently, the maximum amount of the Withdrawal Exception is indicated on the supplemental option data page.

If the actual fees for advice and other services exceed the Withdrawal Exception, and the Contract Owner withdraws the entire fee amount from the Account, the amount withdrawn above the Withdraw Exception will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce your Guaranteed Lifetime Withdrawal Base.

Account Value reaches Minimum Account Value before Withdrawal Start Date

If the Account Value reaches the Minimum Account Value before the Withdrawal Start Date, the Contract Owner has three options:

1.	Add more money to the Account Value to bring the Account Value above the Minimum Account Value; or

2.	Terminate the option and Contract; or

3.	Transfer the Account Value to the Minimum Account Value Eligible Portfolio. All of the other terms and conditions of this option remain the same.

ANNUITY PHASE

After the Withdrawal Start Date, if and when either of the following triggering events occurs, the Contract will begin the Annuity Phase:

•	After the Withdrawal Start Date, the Account Value falls below the greater of $15,000 or the Guaranteed Lifetime Withdrawal Amount (the “Minimum Account Value”); or

•	the Contract Owner, after reaching the Withdrawal Start Date, affirmatively elects to begin the Annuity Phase.

The Account will then be closed with the Asset Management Company and any remaining Account Value will be transferred to the Contract.  At this time, Nationwide will begin making annual guaranteed fixed Annuity Payments to the Annuitant or to the Co-Annuitant, if the Spousal Continuation Option, described herein, is elected.  The amount of the Annuity Payments will be based upon the most recent Guaranteed Lifetime Withdrawal Base and the Guaranteed Lifetime Withdrawal Percentage.

Spousal Continuation Benefit

The Contract Owner may elect the Spousal Continuation Benefit offered with this option.  The Guaranteed Lifetime Withdrawal Amount will be paid during the joint lives of the Annuitant and Co-Annuitant.  If the Spousal Continuation Benefit is elected, the Guaranteed Lifetime Withdrawal Percentage will be lower. The Guaranteed Lifetime Withdrawal Percentage with the Spousal Continuation Benefit is set forth on the supplemental option data page.

There is no cost for this benefit.

In order to take advantage of this additional benefit the following will apply.

1.	The Spousal Continuation Option must be elected at the time the option is purchased.

2.	The spouses must own the Account as Joint Contract Owners.

3.	One spouse must be named as the Annuitant and the other spouse must be named as the Co-Annuitant.

4.
If the marriage terminates due to divorce, dissolution, or annulment prior to the Withdrawal Start Date or after the Withdrawal Start Date but no withdrawals have been taken, Nationwide will remove the Spousal Continuation Option from the Contract upon written request and evidence of the marriage termination that is satisfactory to Nationwide.  After removal of the Spousal Continuation Option, the Guaranteed Lifetime Withdrawal Percentage will be increased to the amount guaranteed for a non-spousal Contract Owner.  Once the Spousal Continuation Option is removed from the Contract, the option may not be reelected or added to cover a subsequent spouse.

5.
If the marriage terminates due to divorce, dissolution, or annulment on or after the Withdrawal Start Date, and the Contract Owners have taken one or more withdrawals, Nationwide will not pay the ex-spouse, however the Guaranteed Lifetime Withdrawal Percentage will remain at the lower percentage rate.

6.	The age of the younger spouse will determine the Withdrawal Start Date.

Suspension of the Option

Nationwide may suspend any increases to the Guaranteed Lifetime Withdrawal Benefit Base if any of the following events occur:

•
The Contract Owner does not comply with all provisions of this option, including, but not limited to, the requirement that the Contract Owner invest the assets in the Account in an Eligible Portfolio and remain invested in the Chosen Eligible Portfolio and the requirement that the Contract Owner execute an agreement with the Asset Management Company that provides for the deduction and remittance of the Fee;

•	The Asset Management Company listed on the supplemental option data page no longer manages the Eligible Portfolios and new investments are being made available for election; or

•
The Contract Owner makes an additional deposit to the Account when the value of the Account already exceeds $2,000,000, or if the Contract Owner makes an additional deposit to the Account that causes the Account to exceed $2,000,000.

If one of the suspension events occurs, Nationwide will provide the Contract Owner with a suspension notice indicating what exactly is triggering the suspension.  The purpose of this suspension notice is to give the Contract Owner the opportunity to cure the issue that has triggered the suspension.  If the Contract Owner takes corrective action within the cure period, as stated on the supplemental option data page, in a manner acceptable to Nationwide, the suspension will be lifted.

If the Contract Owner does not cure the issue within the cure period Nationwide will terminate this option and the Contract.

Suspension because the Account is invested outside of Chosen Eligible Portfolio:

Nationwide will only allow the Contract Owner one chance to cure a suspension resulting from the Contract Owner investing outside the Chosen Eligible Portfolio.  The second time the Contract Owner invests outside the Chosen Eligible Portfolio, the option and Contract will terminate.

Suspension because Asset Management Company no longer manages the Eligible Portfolios:

If the Asset Management Company no longer manages the Eligible Portfolios, the purpose of the suspension notice is to give the Contract Owner the opportunity to preserve the guarantees under the option.  The Contract Owner can accomplish this in two ways:

1) by transferring the Account Value to another asset management company approved by Nationwide; or

2) by transferring the assets in the Account to an annuity contract that Nationwide, or one of its affiliates, offer.

For 1) above, Nationwide must have entered into a written agreement with the new asset management company with respect to eligible portfolios and administration of the Account.  If the Contract Owner decides to transfer the assets in the Account to the new asset management company approved by Nationwide, Nationwide will not charge any transfer fees.  Additionally, the value of the guarantees transferred will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Date of the Transfer.

For 2) above, the amount transferred to the new annuity contract will be equal to the value of the Account on the Valuation Date of the transfer.

Termination of the Option

Nationwide may terminate this option and the Contract if either of the following events occur:

•	The Contract Owner fails to cure the cause of a Contract suspension within the suspension cure period; or

•	There is a violation of any material rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies.

Contract Provisions Modified by the Option

The definitions for Beneficiary and Contingent Beneficiary in the DEFINITIONS section of the Contract are hereby deleted and replaced with the following:

Beneficiary – The person designated to receive any remaining Premium, if any, after the death of the Annuitant and Co-Annuitant, if any.

The second paragraph in the provision for Annuitant/Co-Annuitant and Non-Qualified Contract in the OWNERSHIP PROVISONS section of the Contract is hereby deleted.

The first sentence following the “Beneficiary” section of the Contract under “Ownership Provisions” is hereby deleted and replaced with the following:

The Beneficiary is the person designated to receive any remaining Premium, if any, after the death of the Annuitant and Co-Annuitant, if any.

The INCOME OPTIONS section of the Contract is hereby deleted and replaced with the following:

INCOME OPTIONS

Any annuity income option not set forth in the Contract which is satisfactory to both the Company and the Owner may be selected. Options available for Contracts issued to IRAs may be limited based on the age of the Annuitant (and Co-Annuitant, if applicable) and distribution requirements under the Code.

Single Life

Annuity payments will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant.

The “Restrictions of Withdrawals” Section is hereby deleted and replaced with the following:

To assist in preventing disqualification in the event of a withdrawal during the ten day look period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Code Section 408 (for IRAs), upon proper direction by the Owner.

The Death of Annuitant subsection under the DEATH PROVISIONS PRIOR TO THE INCOME START DATE section is hereby deleted and replaced with the following:

Death of Annuitant

If the Annuitant dies prior to the Income Start Date but after the Account Value has been transferred to the Contract, and there is no Co-Annuitant, this Contract will terminate and the Premium, less any applicable premium tax, shall be paid to the Beneficiary.

The Death of Annuitant subsection under the DEATH PROVISIONS AFTER THE INCOME START DATE section is hereby deleted and replaced with the following:

Death of Annuitant

If the Annuitant dies after the Income Start Date, and there is no Co-Annuitant, this Contract will terminate and any remaining Premium, less any applicable premium tax, shall be paid to the Beneficiary.

Executed for Nationwide by:

                                  /s/ Thomas Barnes                                    /s/ Mark Thresher
Secretary                                                                           President